UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2022

WYNN RESORTS, LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of principal executive offices)	(ZIP code)

(708) 770-7555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	WYNN	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 14, 2022, Wynn MA, LLC, a Nevada limited liability company (“Wynn MA”) and indirect, wholly owned subsidiary of Wynn Resorts, Limited, a Nevada corporation (“WRL”) entered into an equity purchase agreement (the “Equity Purchase Agreement”) with Realty Income Corporation, a Maryland corporation (“Realty”) pursuant to which, Wynn MA and certain other subsidiaries of WRL will, among other things, effect a sale and leaseback transaction through the (i) sale all of the issued and outstanding membership interests of EBH MA Property, LLC, a Massachusetts limited liability company and fee owner of certain real estate assets related to the Encore Boston Harbor Casino (“EBH” and such real estate assets, the “Property”) to MDC Encore Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Realty (“MDC”), (ii) transfer, by way of sale, assignment, easement and lease of certain parcels of real estate comprising the Property to MDC and (iii) entry into a master lease agreement (the “Master Lease Agreement”) with respect to the Property with EBH and MDC (collectively, in such capacity “Landlord”).

Equity Purchase Agreement

Upon the terms and subject to the conditions set forth in the Equity Purchase Agreement, Realty, through MDC, will acquire all of the issued and outstanding membership interests of EBH, and certain other rights to the Property, for cash consideration of $1,700,000,000 (the “Equity Purchase”). The transaction is expected to close in the fourth quarter of 2022, subject to the receipt of required regulatory approvals and customary closing conditions.

The representations, warranties and covenants contained in the Equity Purchase Agreement were made only for purposes of the Equity Purchase Agreement and as of the specific date (or dates) set forth therein and were solely for the benefit of the parties thereto and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Equity Purchase Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Equity Purchase Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Wynn MA, Realty, WRL or any other parties thereto.

This description of the Equity Purchase Agreement is qualified in its entirety by reference to the full text of the Equity Purchase Agreement attached hereto as Exhibit 2.1. Exhibits and schedules that have been excluded from the text of the Equity Purchase Agreement attached hereto will be supplementally furnished to the Commission upon request.

Master Lease Agreement

Concurrently with the closing of the transactions contemplated by the Equity Purchase Agreement, Wynn MA will enter into the Master Lease Agreement with the Landlord with respect to the Property. Pursuant to the terms of the Master Lease Agreement, the Property will be leased by Landlord to Wynn MA and certain of its affiliates (collectively, in such capacity, the “Tenant”) with an initial annual rent of $100 million (the “Rent”) for a term of thirty years with one thirty-year renewal option. The Rent will escalate annually throughout the term of the Master Lease Agreement at a rate of 1.75% per annum for the first ten years and thereafter at a rate equal to the greater of 1.75% and the CPI increase during the prior year subject to a cap of 2.5%. In addition, the Master Lease Agreement will require Tenant to make capital expenditures at the Property on a cycle consistent with Tenant’s past practices and for the Tenant to comply with a financial covenant, which, if not met, will permit Tenant to cure such non-compliance by maintaining cash security or providing one of more letters of credit in favor of Landlord in an amount equal to the Rent for the succeeding six month period. Wynn Resorts Finance, LLC will provide a guarantee of Tenant’s obligations under the Lease.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Equity Purchase Agreement, dated as of February 14, 2022 by and between Wynn MA, LLC and Realty Income Corporation.

99.1	Press Release, dated February 15, 2022.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2022	WYNN RESORTS, LIMITED

/s/ Craig S. Billings
Craig S. Billings
Director, Chief Executive Officer (Principal Executive, Financial and Accounting Officer)